Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 12:

We consent to the use of our report dated December 16, 2019, with respect to the financial statements and financial highlights of PGIM Jennison Technology Fund, a series of Prudential Investment Portfolios 12, as of October 31, 2019, and for the respective year or period presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

February 2, 2021